                                                                    Exhibit 10.1
                                                                    ------------

                      SETTLEMENT AGREEMENT, MUTUAL RELEASE
                        AND AMENDMENT OF OPTION AGREEMENT

        This Settlement Agreement, Mutual Release and Amendment of Option Agreement (this "Agreement") is entered into by and between Electronic Sensor Technology Inc., a Nevada corporation ("EST"), on the one hand, and Matthew Collier, an individual residing in California ("Collier"), on the other hand.

                                    RECITALS

        A. On May 16, 2005, EST and Collier entered into an Offer Letter of Employment (the "Employment Agreement") pursuant to which Collier was offered the position of president and chief executive officer of EST (the "Offices") and was nominated to serve on EST's board of directors (the "Board"), and in connection therewith was offered a restricted stock grant and an award of options.

        B. On May 26, 2005, the Board approved Collier's appointment to the Offices and the Board.

        C. On October 7, 2005, Collier and EST executed a Notice of Grant of Stock Options and Stock Option Agreement (collectively, the "Option Agreement").

        D. EST and Collier now mutually desire to terminate the Employment Agreement (other than Section 7 thereof, which shall survive) and amend the Option Agreement.

                                      TERMS

        NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed by and between the parties as follows:

        1. Effective as of January 25, 2006 (such date, the "Effective Date"), (i) EST shall terminate Collier's employment with EST "without cause;"
(ii) Collier shall tender his resignation of the Offices and shall resign as a member of the Board by delivering to the Chairman of the Board the resignation attached hereto as Exhibit A; (iii) Collier shall permanently vacate the offices of EST and shall remove all personal effects from said offices; (iv) the Employment Agreement (excluding Section 7 thereof, which shall survive) shall be deemed to have been terminated by mutual agreement and neither party thereto shall have any further rights or obligations thereunder (other than the rights and obligations contained in Section 7); and (v) EST shall deliver to Collier a stock certificate representing the 75,000 shares of common stock of EST referenced in paragraph 3 of the Employment Agreement.

        2. EST will pay to Collier (i) in accordance with its existing payroll schedule accrued salary and accrued and unused vacation time, if any, in each case to and including January 30, 2006, (ii) a total sum of $110,000.00 (less all federal, state and local employment withholding taxes, which EST will withhold) which sum shall be payable in equal installments on each of the 13 biweekly payroll payment dates immediately following the Effective Date and
(iii) within four business days of the Effective Date, by check, a bonus in the sum of $18,334.00 (less all federal, state and local employment withholding taxes, which EST will withhold).

        3. On the Effective Date, the vesting schedule set forth in the Option Agreement shall be amended such that: (a) 200,000 Option Shares (as defined in the Option Agreement) shall vest on May 26, 2006, (b) 150,000 Option Shares shall vest on May 26, 2007 and (c) 150,000 Option Shares shall vest on May 26, 2008. As the Employment Agreement contemplated a six-month accelerated vesting of your Option Shares in the event of your termination without cause, the Option Agreement is hereby amended to the extent necessary to give effect to such six-month accelerated vesting. For the avoidance of doubt, Collier and EST acknowledge and agree that the effect of these amendments and this Agreement is as follows: (a) the 200,000 Option Shares that would otherwise vest on May 26, 2006 shall have vested on November 26, 2005, (b) the 150,000 Option Shares that would otherwise vest on May 26, 2007 shall vest on November 26, 2006 and (c) the 150,000 Option Shares that would otherwise vest on May 26, 2008 shall vest on November 26, 2007. In accordance with the terms of the Option
Agreement: (x) Collier must exercise the 200,000 Option Shares that vested on November 26, 2005 before the three-month anniversary of the Effective Date or else such Option Shares will terminate and (y) all unvested Option Shares will terminate.

        4. Each of Collier and EST waive all rights he or it, as the case may be, have under Section 1542 of the Civil Code of the State of California.
Section 1542 provides as follows:

        "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

        5. By waiving the provisions of Section 1542 of the Civil Code of the State of California, Collier and EST hereby irrevocably and unconditionally release and forever discharge each other, and each of their officers, agents, directors, supervisors, employees (individually or in their representative capacities), representatives, and their successors and assigns and all persons acting by, through, under, or in concert with any of them, from any and all charges, complaints, claims, and liabilities of any kind or nature whatsoever, known or unknown, suspected or unsuspected (hereinafter referred to as "claim" or "claims") which they at any time heretofore have or may have against the other regarding the Employment Agreement, or that could have been asserted under the Employment Agreement (excluding any claims brought pursuant to Section 7 of the Employment Agreement) or at law, including, but not limited to, any and all claims against EST related or in any manner incidental to Collier's employment with EST, any and all claims by EST against Collier for use or misuse of corporate funds and/or facilities, the termination of that employment and Employment Agreement, and any discrimination Collier may claim to have encountered in connection with his employment.

        6. The parties understand the word "claims" to include all actions, claims, and grievances, whether actual or potential, contingent or matured, known or unknown, suspected or unsuspected, or foreseen or unforeseen. All such claims (including related attorneys' fees and costs) are forever barred by this Agreement and without regard to whether those claims are based on any alleged breach of a duty arising in contract or tort; or from any alleged unlawful act without limitation and regardless of the forum in which it might be brought.

        7. Collier acknowledges and understands that this Agreement includes a release of claims under the Age Discrimination in Employment Act ("ADEA"), 29 U.S.C. Sections 621-634, and that such a release is subject to special waiver protection under 29 U.S.C. Sections 626(f). In accordance with that section, Collier specifically agrees that he knowingly and voluntarily releases and waives any rights or claims of discrimination under the ADEA.

        8. Collier represents that he has carefully read this Agreement in its entirety and that he has had an opportunity to consider fully the terms of this Agreement for twenty-one (21) days, whether or not he has taken that time.

        9. Collier understands that he has seven (7) days after signing this Agreement in which to revoke this Agreement.

        10. The parties understand and agree that they have carefully read and fully understand all of the provisions of this Agreement, that they have retained the attorney of their choice who has explained to them the consequences of entering into this Agreement and of being bound to each of the provisions of this Agreement, including but not limited to a release of their claims, and that they freely and voluntarily consent to be bound by the provisions contained within this Agreement.

        11. This Agreement and compliance with this Agreement shall not be construed as an admission by EST of any liability whatsoever, or as an admission by EST of any violation of the rights of Collier, or any person, or violation of any order, law, statute, duty, or contract whatsoever against Collier or any person. EST specifically disclaims any liability to Collier or any other person for any alleged violation of the rights of Collier or any person, or for any alleged violation of any order, law, statute, duty, or contract on the part of EST, its employees or agents or related companies or their employees or agents.

        12. The parties hereto represent and acknowledge that in executing this Agreement, they do not rely and have not relied upon any representation or statement made by any of the parties or by any of the parties' agents, attorneys, or representatives with regard to the subject matter, basis, or effect of this Agreement or otherwise, other than those specifically stated in this written Agreement.

        13. This Agreement shall be binding upon the parties hereto and upon their heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of said parties and each of them and to their heirs, administrators, representatives, executors, successors, and assigns. Collier expressly warrants that he has not and will not transfer to any person or entity any rights, causes of action, or claims released in this Agreement.

        14.     The parties shall each bear their own attorneys' fees and costs.

        15. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal, invalid, or unenforceable, the legality, validity, and enforceability of the remaining parts, terms, or provisions shall not be affected thereby, and said illegal, unenforceable, or invalid part, term, or provision shall be deemed not to be a part of this Agreement.

        16. Both the fact of this settlement and the terms of this Agreement shall, to the extent permitted by law, be strictly confidential. Collier acknowledges that EST will be required to file a Current Report on Form 8-K with the Securities and Exchange Commission in connection with Collier's resignation of the Offices and his directorship. EST and Collier agree that they will keep completely confidential and will not, except as required by law, disclose to any person, other than their financial advisors, legal advisors, and affiliate companies, and Collier's immediate family, any understandings, agreements, provisions and/or information contained herein. If asked about Collier's employment, the parties shall be able to say that they worked out an agreement to their mutual satisfaction.

        17. This Agreement sets forth the entire agreement between the parties hereto and fully supersedes any and all prior agreements or understandings, written or oral, between the parties hereto pertaining to the subject matter hereof.

        18. The parties to this Agreement will each execute two originals of the agreement. When fully executed, each party shall return one original agreement to the other.

The Agreement may be executed in counterparts. Execution and delivery of a copy of a signature to this Agreement by way of facsimile transmission shall constitute execution and delivery for all purposes.


DATED: January 30, 2006                        /s/ Matthew Collier
                                               ---------------------------------
                                               Matthew Collier


DATED: January 31, 2006                    ELECTRONIC SENSOR TECHNOLOGY INC.


                                           By: /s/ James Frey
                                               ---------------------------------
                                               James Frey, Chairman of the Board

                                    Exhibit A

To:     James Frey
        Chairman of the Board
        Electronic Sensor Technology Inc.

I, Matthew Collier, hereby resign, effective as of January 25, 2006, from the office of President and Chief Executive Officer of Electronic Sensor Technology Inc. and as a director of Electronic Sensor Technology Inc.


/s/ Matthew Collier
-------------------
Matthew Collier

Dated:  January 30, 2006